Exhibit 99.1

Midco® Media Contact: Erin Johanning, Director of Communications 605.274.2031 | Erin.Johanning@Midco.com	WOW! Media Contact Josh Hadden-Leggett, Manager, Corporate Communications 303.600.2001 | Joshua.Hadden-Leggett@wowinc.com

Midco to Acquire WOW! System in Lawrence, KS

October 21, 2016 — Sioux Falls, SD, and Denver, CO: Midco has signed an agreement to acquire the WOW! internet, cable and phone system in Lawrence, KS. The deal signals Midco’s entry into Kansas, where the company will serve more than 30,000 customers in Douglas, Leavenworth and Wyandotte counties.

WOW! Lawrence is the area’s premier residential and commercial communications company. Prior to 2010, the provider operated as Sunflower Broadband, an independent, locally owned company with a strong legacy dating to 1970. As of 2016, WOW! Lawrence passes 67,000 homes and businesses.

Midco currently provides telecommunications, data center and managed services, and advertising solutions to more than 350,000 customers in Minnesota, North Dakota, South Dakota and Wisconsin. Midco also owns and operates Midco Sports Network®, an award-winning sports channel covering regional college and high school sports. In addition to the WOW! telecommunications holdings, Midco will purchase WOW! Channel 6, Lawrence’s only local TV broadcaster.

“We could sense the pride in the local community the first time our team set foot in Lawrence. We experience the same positive environment in the towns we serve further north, so this acquisition just feels like the right fit culturally,” says Pat McAdaragh, President & CEO of Midco.

In the coming months, Midco is committed to a smooth transition for Lawrence-area customers and approximately 70 WOW! employees who will be welcomed into the Midco family. The company currently employs 1,500 people in the Dakotas and Minnesota.

“Midco’s strength is taking care of our customers, our employees and the communities we serve. We look forward to taking that same approach in the Lawrence area,” adds McAdaragh.

“At WOW!, we’re familiar with the quality operation Midco runs. I’m confident that the people, businesses and institutions in the Lawrence area will be pleased with Midco’s customer care philosophy, its integrity and its commitment to innovation,” says Steven Cochran, WOW! CEO.

Economic Strength and Staying Power

The Lawrence area’s robust economy and bright future were key factors in Midco’s decision to invest in WOW! Lawrence. Douglas County is one of the fastest growing in the state, the area boasts of low unemployment and a solid housing market

“From healthcare and bioscience to technology and startups, we’re impressed by the growth and innovation happening in Lawrence,” says McAdaragh. “And it becomes a more powerful,

compelling story because Lawrence is home to the University of Kansas, a top-tier public research institution.”

In 2015, Forbes Magazine recognized Lawrence as #5 on its list of the Best Small Places for Business and Careers in the nation.

Acquisition Overview

The transaction is subject to regulatory approval and is expected to close within the next few months. Midco’s financial advisor for the acquisition is Wells Fargo Securities, LLC, and its legal advisor is Stinson Leonard Street, while Kirkland & Ellis LLP and SunTrust Robinson Humphrey Inc. acted as legal and financial advisors, respectively, to WOW!.

This release is available on our website.

About Midco

Founded in 1931, Midco is the leading provider of internet and networking, cable TV, phone, data center and managed services, home automation and advertising services in the Upper Midwest. More than 350,000 residential and business customers count on Midco services in 335 communities in Minnesota, North Dakota, South Dakota and Wisconsin. Midco will deliver advanced gigabit internet technology to most customers by the end of 2017. Visit Midco.com to learn more about Midco and how the company gives back to the communities it serves. Find us on social media at Midco.com/Contact.

About WOW! Internet, Cable & Phone

WOW! is one of the nation’s leading broadband providers, with a service area that passes over three million residential, business and wholesale consumers. WOW! provides service in 20 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Kansas, Maryland, Alabama, Tennessee, South Carolina, Florida, and Georgia. With an expansive portfolio of advanced services including high-speed Internet services, cable TV, phone, business data, voice, and cloud services the company is dedicated to providing outstanding customer service at affordable prices. Visit wowway.com or wowforbusiness.com for more information.

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